SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant (X)

Filed by a Party other than the Registrant ( )

Check the appropriate box:
(X) Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
( ) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ALBA-WALDENSIAN, INC.
                (Name of Registrant as Specified in its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X) No fee required

( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)   Title of each class of securities to which transaction applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)   Amount Previously Paid:
2)   Form, Schedule, or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:

                              Alba-Waldensian, Inc.


---------------------------------------------------------------------------
                     Notice of Annual Meeting of Stockholders
---------------------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alba-Waldensian, Inc. (the Company) will be held at the offices of the Company, 201 St. Germain Avenue, S.W., Valdese, North Carolina 28690, on Thursday, May 13, 1999, at 9:00 a.m., Local Time, for the purpose of considering and acting upon the following:

1. The election of three Directors for a term of three years pursuant to the Certificate of Incorporation and the Bylaws of the Company.

2. Approval of a resolution authorizing the Board of Directors to cause an amendment to the Company's Certificate of Incorporation to be filed increasing the number of authorized shares of the Company's $2.50 Par Value Common Stock from its present level of 3,000,000 shares up to a maximum of 10,000,000 shares. The future timing (up to the earlier of thirteen months following the 1999 Annual Meeting of Stockholders or the date of the 2000 Annual Meeting of Stockholders) and the amount of the increase in authorized shares (subject to a maximum of 10,000,000 shares), if any, will be at the discretion of the Company's Board of Directors.

3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 26, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

         If you do not expect to be present at the meeting, please date and sign the accompanying proxy and return it promptly in the enclosed envelope. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS.



                                                     GLENN J. KENNEDY
                                                     Secretary
Valdese, North Carolina
April 15, 1999

                              Alba-Waldensian, Inc.
                               Post Office Box 100
                           201 St. Germain Avenue, SW
                          Valdese, North Carolina 28690

                            PROXY STATEMENT FOR 1999
                         ANNUAL MEETING OF STOCKHOLDERS

                               GENERAL INFORMATION

         The accompanying proxy is being solicited on behalf of the Board of Directors of Alba-Waldensian, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the offices of the Company, 201 St. Germain Avenue, SW, Valdese, North Carolina 28690, on Thursday, May 13, 1999, at 9:00 a.m., Local Time, and at any adjournment thereof.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefore. In addition, arrangements will be made with brokerage houses, banks, voting trustees and their nominees to send proxy material to any beneficial owner of shares of the Company's Common Stock held of record by them. This proxy material will be first mailed on or about April 15, 1999. The Company has engaged its Transfer Agent, First Union National Bank ("First Union") to deliver proxy materials and solicit proxies. First Union will be reimbursed by the Company for its printing costs, postage and freight charges and other expenses and will be paid a reasonable fee for its services.
All expenses in connection with the solicitation will be borne by the Company.

         Each proxy submitted will be voted as directed. If no direction is given, the proxy will be voted for the action proposed. The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders and routine matters incidental to the conduct of the meeting. If any other matters do properly come before the meeting, however, the persons named as attorneys and proxies will vote on such matters in accordance with their best judgment. Each stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing an instrument revoking it, by filing a duly executed proxy bearing a later date with the Secretary of the Company or by attending the meeting and voting in person.



                    VOTING SECURITIES, PRINCIPAL STOCKHOLDERS
                           AND HOLDINGS OF MANAGEMENT

         The record date for determination of stockholders entitled to notice of and to vote at the meeting is the close of business on March 26, 1999. On such date, 2,346,280 shares of the Company's Common Stock, par value $2.50 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted on at the meeting. Voting on the election of Directors at the meeting shall be by ballot. Voting on all other matters shall be by voice vote or by show of hands.

     On May 15, 1998, investors, including the Company and Mr. Clyde Wm. Engle, the Company's Chairman and beneficial holder (through Sunstates Corporation) of a majority of the Company's common stock, purchased from a major bank 938,700 shares of the Company's common stock formerly held by Sunstates Corporation, pursuant to a private sale of collateral held under a defaulted loan which the Company's affiliates had with the bank. The Company purchased 295,000 of the shares at a cost of $2,212,500 plus other estimated transaction costs totaling $150,000. The Company utilized its existing cash plus funds obtained from its new $21,000,000 financing facility to purchase the stock. The Company intends to hold the 295,000 shares as treasury stock and currently has no plans for future utilization of those shares.

     As a result of these transactions, the Company is no longer a subsidiary of Sunstates Corporation.

     The following table sets forth, as of March 26, 1999, certain information regarding each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock:

Name and Address of                           Amount and Nature of             Percent
Beneficial Owner                              Beneficial Ownership             of Class
---------------------------------------   ------------------------------   -----------------

Clyde Wm. Engle                                    860,850(1)                   36.6%
GSC Enterprises, Inc.
4433 West Touhy Avenue
Lincolnwood, Illinois 60646

Nathan H Dardick                                   519,050(2)                   22.1%
303 East Wacker Drive
Suite 1000
Chicago, Illinois 60601

Dimensional Fund Advisors, Inc.                    128,550(3)                    5.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401


(1) According to information contained in an amendment to Schedule 13D dated August 6, 1998, and information provided to the Company by Mr. Engle, 105,000 shares are owned by GSC Enterprises, Inc., 9,450 shares are owned by Sunstates Equities, Inc. and 732,750 shares are owned directly by Mr. Engle. Substantially, all of the shares owned directly by Mr. Engle are pledged as security for a bank loan. Mr. Engle, a Director and Chairman of the Board of the Company, is the Chairman and Chief Executive Officer of GSC Enterprises, Inc. and is President and Director of Sunstates Equities, Inc. Mr. Engle and all of such corporations have sole voting and dispositive power with respect to these 847,200 shares of Common Stock. Additionally, members of Mr. Engle's family own 9,900 shares of the Company's common stock and Mr. Engle disavows beneficial ownership of these shares. Also includes 3,750 shares subject to options held by Mr. Engle that are presently exercisable or exercisable within 60 days.

(2) Based on information contained in an amendment to Schedule 13D dated February 10, 1999 and information provided to the Company by Mr. Dardick. Also includes 3,750 shares subject to options held by Mr. Dardick that are presently exercisable or exercisable within 60 days.

(3) According to information contained in an amendment to Schedule 13G dated February 11, 1999 and information provided to the Company by Dimensional Fund Advisors, Inc. ("DFA"), a registered investment advisor, DFA is deemed to have beneficial ownership of 128,530 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc. (the "Fund"), a registered open-end investment company, or in series of the DFA Investment Trust Company (the "Trust"), a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which DFA serves as investment manager. DFA disclaims beneficial ownership of all 128,530 shares.

The following table sets forth, as of March 26, 1999, certain information with respect to the beneficial ownership of the Common Stock by certain named
Executive Officers and all Directors, nominees for Director and Executive Officers of the Company as a group. The named Executive Officers listed below are the Company's three most highly compensated current executive officers, other than the Chief Executive Officer and Chief Financial Officer, whose total annual salary and bonus for the fiscal year ended December 31, 1998, exceeded $100,000. Information with respect to the beneficial ownership of the Common Stock by the Chief Executive Officer and Chief Financial Officer, each of the Directors and the nominees is contained in the table under "Information About Directors and Nominees for Director."

Name of                              Amount and Nature of                   Percent
Beneficial Owner                     Beneficial Ownership (1)               of Class
--------------------------------     -----------------------------     -------------------

Donald R. Denne                                12,563(2)                       *

Dixon R. Johnston                              11,719(3)                       *

Ronald J. Harrison                             9,375(4)                        *

All Directors, nominees                       1,502,618(5)                   62.3%
and Executive Officers
as a group (14 persons)

*   Less than 1%.

(1) Except as indicated in the table under the heading "Voting Securities, Principal Stockholders and Holdings of Management" above, each Director, nominee and executive officer possesses the sole power to vote and dispose of the shares beneficially owned by him.

(2)      Includes 10,313 shares subject to options that are presently exercisable or exercisable within 60 days.

(3)      Includes 2,344 shares subject to options that are presently exercisable or exercisable within 60 days.

(4)      Includes 4,688 shares subject to options that are presently exercisable or exercisable within 60 days.

(5)      Includes 65,157 shares subject to options that are presently exercisable or exercisable within 60 days.


              INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTOR

         The Company's Bylaws provide that the number of Directors shall be not less than five nor more than 15, the exact number to be determined from time to time by resolution of the Board of Directors. By resolution adopted June 15, 1998, the Board set the number of Directors at nine. The Bylaws also provide for three classes of Directors having staggered terms of office, with each Director serving a three-year term expiring upon the election and qualification of his successor.

     Three Directors, Messrs. James W. Fawcett, Jr., C. Alan Forbes and Lee N. Mortenson, are currently serving terms that expire at the 1999 Annual Meeting of Stockholders. On February 25, 1999, the Directors nominated Messrs. Forbes and Mortenson to serve new three-year terms and nominated Mr. Michael R. Stroll to fill the third seat on the Board. Mr. Forbes was first elected to the Board of Directors in 1974 and Mr. Mortenson was first elected to the Board of Directors in 1984. Mr. Stroll has not previously served as a director of the Company.

         The accompanying proxy will be voted FOR the election of these three nominees unless authority to do so is withheld.

         The six Directors whose terms expire in 2000 and 2001 were elected by the Company's stockholders at prior annual meetings to serve until the annual meeting to be held in the year set forth in the table below and until their successors are elected and qualified.

         Directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at a meeting at which a quorum is present and which are entitled to vote on the election of directors. Abstentions and shares not voted are not taken into account in determining a plurality in the election of directors. Although the Board of Directors does not expect that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees unexpectedly occurs, proxies will be voted in favor of those nominees who remain as candidates and may be voted for a nominee designated by the Board of Directors.

         The following table sets forth certain information about the three nominees for Director and the remaining Directors whose terms continue beyond the 1999 Annual Meeting of Stockholders, including information about their beneficial ownership of Common Stock as of March 26, 1999. A description of each person's business activities during the past five years, including his position, if any, with the Company and other pertinent information follow the table.


                                                                  Beneficial Ownership
                                                                    of Common Stock
                                           Year First
Nominees For                                 Became       No. of Shares(1)
Terms Expiring 2002             Age         Director                             % of Class
-------------------             ---         --------                             ----------

Michael R. Stroll                58            --                 0                   0
C. Alan Forbes                   65           1974            3,825(3)                *
Lee N. Mortenson                 63           1984            28,800(3)             1.2%

                                                                  Beneficial Ownership
                                                                    Of Common Stock
                                           Year First
Directors With                               Became       No. of Shares(1)
Terms Expiring 2001             Age         Director                             % of Class
-------------------             ---         --------                             ----------

Clyde Wm. Engle                  56           1980          860,850(2)(3)           36.6%
Joseph C. Minio                  56           1983            3,750(3)                *
Nathan H Dardick                 49           1998           519,050(3)             22.1%

                                                                  Beneficial Ownership
                                                                    Of Common Stock
                                           Year First
Directors With                               Became       No. of Shares(1)
Terms Expiring 2000             Age         Director                             % of Class
-------------------             ---         --------                             ----------

Paul H. Albritton, Jr.           55           1991            4,650(3)                *
William M. Cousins, Jr.          74           1991            3,750(3)                *
Glenn J. Kennedy                 47           1991            19,687(3)               *

*   Less than 1% of the outstanding shares of Common Stock of the Company.

     (1) Except as otherwise noted, each Director or nominee possesses the sole power to vote and dispose of the shares beneficially owned by him.

     (2) See Note 1 in the table under the heading "Voting Securities, Principal Stockholders and Holdings of Management" above regarding the holdings of Clyde Wm. Engle.

     (3)  Includes   3,750  shares   subject  to  options  that  are   presently
          exercisable or exercisable within 60 days.

         Paul H. Albritton, Jr. Mr. Albritton is Vice President and Chief Financial Officer (since May 1994) of C-Phone Corporation, a publicly traded company engaged in video communication equipment manufacturing. From September 1992 to May 1994, Mr. Albritton, an attorney and certified public accountant, was a self-employed financial consultant and private investor.

     William M. Cousins, Jr. Mr. Cousins has been President of William M. Cousins Jr., Inc., a management-consulting firm, since 1974. Mr. Cousins received his MBA from Harvard University. Mr. Cousins is also a Director of Wellco Enterprises, Inc. and BioSepra, Inc.

     Nathan H Dardick. Mr. Dardick is an attorney, independent business consultant and private investor. From June 1974 until May 1996, Mr. Dardick was engaged primarily in the practice of law in Chicago, Illinois. He was a partner in Dardick & Denlow (and its predecessor firms) from June 1977 through August 1993, and a partner in Sachnoff & Weaver from September 1993 through May 1996, when Mr. Dardick retired from the active practice of law in order to focus primarily upon making investments in public and private companies. Mr. Dardick is also President of Captiva Investment Company, which was founded by him in April 1996 as a vehicle to make loans to small private businesses. Mr. Dardick received his A.B. degree from Washington University in St. Louis and his law degree from The University of Chicago Law School.

         Clyde Wm. Engle. Mr. Engle has served as Chairman of the Board of the Company since May 1991. He also holds positions with various businesses headquartered in Chicago, Illinois, including RDIS Corporation (formerly Libco Corporation) (Chairman of the Board and President), which is the sole shareholder of Telco Capital Corporation; Telco Capital Corporation (Chairman of the Board and Chief Executive Officer), which is the majority shareholder of Hickory Furniture Company; Hickory Furniture Company (Chairman of the Board), which is the majority shareholder of Sunstates Corporation; GSC Enterprises, Inc. (Chairman of the Board, President and Chief Executive Officer), a one bank holding company, and Bank of Lincolnwood (Chairman of the Board and President). Mr. Engle is also Chairman of the Board and Chief Executive Officer of Sunstates Corporation (formerly Acton Corporation), a Delaware corporation, which is a publicly traded company primarily engaged in real estate investing and automated textile equipment manufacturing. The following information is provided voluntarily by Mr. Engle although it is not deemed material information as that term is used in Item 401 of Regulation S-K. Mr. Engle is the subject of a Cease and Desist Order dated October 7, 1993, issued by the Securities and Exchange Commission requiring Mr. Engle and certain of his affiliated companies to permanently cease and desist from committing any further violations of Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, which requires monthly and other periodic reports of transactions in certain securities. According to information provided to the Company by Mr. Engle, the information required to be reported pursuant to
Section 16(a) was otherwise reported in a timely manner in other publicly available reports.

         C. Alan Forbes. Mr. Forbes has been a management consultant in Charlotte, North Carolina and President of C.A. Forbes & Assoc., Inc., a general management consulting firm specializing in profit improvement programs and corporate turnarounds for over 25 years. While the firm has worked in many industries, primary concentration has been in the manufacture of textiles, furniture, precision machine tools and metal fabricated products, as well as wholesale distribution of HVAC and lumber and wood products. Mr. Forbes has worked internationally in over forty countries. Mr. Forbes holds B.S. and M.S. degrees in management from Georgia Tech.

     Glenn J. Kennedy. Mr. Kennedy has served as Vice President, Treasurer, Secretary and Chief Financial Officer of the Company since June 1997. Mr. Kennedy has been a director of Alba-Waldensian since 1991 and was elected Vice President, Treasurer, Secretary and Chief Financial Officer in June 1997. He also currently serves as Vice President (since July 1988), Treasurer and Chief Financial Officer (since May 1988) of Sunstates Corporation (formerly Acton Corporation), a publicly traded company primarily engaged in real estate investing and automated textile equipment manufacturing. From August 1986 to May 1988, Mr. Kennedy was Chief Financial Officer and Treasurer of Sunstates Corporation, a publicly traded company which was primarily engaged in specialized automobile insurance underwriting and real estate development, which was merged into Acton Corporation in May of 1988. Mr. Kennedy has served as Chief Financial Officer of Simms Investment Company and was a Senior Audit Manager with Price Waterhouse & Co. Mr. Kennedy is a Certified Public Accountant and has a Bachelors Degree in Accounting from North Carolina State University

     Joseph C. Minio. Mr. Minio has been President, Chief Executive Officer and Director of Belle Haven Management Ltd. since 1986. Belle Haven Management Ltd. is engaged in the business of acquiring controlling positions in small and medium-sized under-performing companies, and provides top level general management services, including strategic planning, restructuring, financing and acquisition search, analysis and negotiation. He also formerly served as President and Chief Executive Officer of Intelligent Business Communications Corporation. Intelligent Business Communications Corporation was engaged in the design, development, manufacture, and marketing of advanced state of the art satellite data control equipment as well as vertical circuit switches and T-1 multiplexers for both data and voice communications.

         Lee N. Mortenson. Mr. Mortenson has served as President and Chief Executive Officer of the Company since February 1997. He has also served as President, Chief Operating Officer and a Director of Telco Capital Corporation of Chicago, Illinois since January 1984. Telco Capital Corporation is principally engaged in automated textile equipment manufacturing and real estate investing businesses. To December 1990, he was President, Chief Executive Officer and a Director of Sunstates Corporation (formerly Acton Corporation) and since December 1990 he has been President, Chief Operating Officer and a Director of Sunstates Corporation. Sunstates Corporation, a Delaware corporation, is a publicly traded company primarily engaged in real estate investing and automated textile apparel manufacturing. Mr. Mortenson also serves as a Director of Rocky Mountain Chocolate Factory, Inc. On December 24, 1996, an agreed order of liquidation with a finding of insolvency was entered against the principal subsidiary of Sunstates Corporation, Coronet Insurance Company ("Coronet"), under the Illinois Insurance Code, pursuant to which, among other things, all of the assets of Coronet were transferred to the Office of the Special Deputy for the purpose of winding up the affairs of Coronet. Mr. Mortenson was a Director of Coronet and served as its President during the period 1994 to 1996. On January 24, 1997, Hickory White Company, a furniture-manufacturing subsidiary of Sunstates Corporation, filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code. All of the assets of Hickory White Company were sold to an unrelated party on March 17, 1997. Mr. Mortenson was Vice President and a Director of Hickory White Company. Mr. Mortenson previously served as Group Vice President of Gould, Inc. from 1980 to 1982. Prior to this, he was a Group Vice President with Becton Dickinson and Company. Mr. Mortenson holds a BS Degree and Masters Degree in Engineering from UCLA.

     Michael R. Stroll. Mr. Stroll is currently engaged in private management consulting. Mr. Stroll was President and Chief Operating Officer of Capcom Coin-Op from 1994 to 1996. From 1987 to 1988, Mr. Stroll was President of Sega, USA, an electronics game manufacturer. Mr. Stroll also served as President and Chief Operating Officer of Williams Electronics, Inc., a public company engaged in electronic game design and manufacture. Mr. Stroll has an engineering degree from the University of Hartford.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Audit Committee is currently comprised of Messrs. Albritton, Cousins, Dardick and Fawcett. Mr. Albritton serves as Chairman. The principal duties of the Audit Committee are to review with the independent auditors (i) the purpose and scope of services to be performed by them, (ii) the financial statements and related opinions of the auditors, (iii) the observations and recommendations of the auditors relating to accounting principles or practices, internal controls, financial reporting and operations and (iv) other pertinent matters necessary to assist the Board of Directors in fulfilling its responsibilities for public financial reporting. In addition, the Audit
Committee communicates with members of the Company's management staff with respect to auditing matters, supervises and reviews the Company's internal audit procedures and activities and recommends to the Board of Directors nomination of an independent auditing firm for the Company. The Audit Committee met three times during 1998.

         The Stock Option and Executive Compensation Committee is currently comprised of Messrs. Dardick, Engle, Forbes and Minio. Mr. Forbes serves as Chairman. The principal duties of the Stock Option and Executive Compensation Committee are to review and recommend changes with respect to the Company's stock option plans, to recommend options to be granted under the plans, to review salaries and other compensation paid to management of the Company and to assist the Chief Executive Officer with respect to the Company's executive compensation policies. The Stock Option and Executive Compensation Committee met six times during 1998.

         The Company does not have a nominating committee. The entire Board of Directors considers and nominates individuals for election to serve on the Board of Directors.

         The Board of Directors met ten times during 1998. All Directors attended at least 75% of the meetings of the Board and all committees of which they were a member except for Mr. Fawcett who attended only seven meetings of the Board of Directors due to illness.





                            COMPENSATION OF DIRECTORS

         Directors who do not serve on any committees receive an annual retainer of $1,300. Directors who also serve on a committee receive an annual retainer of $2,000. All directors receive $1,000 for each regular meeting of the Board attended ($500 for each telephonic Board meeting). Directors who serve on the Audit Committee, the Executive Committee or the Stock Option and Executive Compensation Committee receive an additional $500 for each Committee meeting attended ($250 for each telephonic Committee meeting).

                           STOCK OPTION AND EXECUTIVE
                          COMPENSATION COMMITTEE REPORT

         The Stock Option and Executive Compensation Committee of the Board of Directors of the Company (the "Committee") provides overall guidance with respect to the Company's executive compensation programs. The Committee is composed of four members (all outside directors) and it meets at least once a year to review the Company's compensation programs, including executive salary administration, stock and incentive compensation plans. The Committee considers and makes final decisions regarding the compensation of the Chief Executive Officer and the other executive officers of the Company.

General Executive Compensation Policies

         The Company's executive compensation policies are designed to attract and retain top quality executive officers and to reward executive officers for performance measured by review of financial performance criteria and achievement of strategic corporate objectives.

         The Company's executive officers are eligible to receive three principal types of compensation: base salary, annual incentive compensation and stock options and related bonus plan payments, each of which is more fully described below. In addition, executive officers participate in the Company's various other employee benefit plans, including the Company's Employee Savings and Profit Sharing Plan.

         1. Base salary. The Company has historically established the base salary of its executive officers on the basis of each executive officer's experience, scope of responsibility and accountability within the Company and salary and benefits at comparable public companies.

         2. Annual incentive compensation. To provided incentive compensation to executive officers, a component of an executive officer's total compensation arrangement derives from participation in the Company's 1989 Management Incentive Plan (the "MI Plan"). Under the MI Plan, the named Executive Officers can earn a designated percentage (as determined by the Compensation Committee) of annual salary based upon two or more of three criteria: actual performance against established personal objectives ("MBOs"), Company profit performance against the established budget, and/or divisional profit performance against the established budget. Under the MI Plan, Messrs. Denne, Harrison, Johnston, Kennedy and Mortenson may be awarded as bonuses up to 51.8%, 47.3%, 51.8%, 44.6% and 103.1%, respectively, of their base salary in 1999.

         Varying percentages of each named Executive Officer's bonus for 1998 was tied to the achievement of established financial and budget objectives. These budget objectives are approved annually by the Board of Directors. Falling below 85% of the budget objective results in no bonus award with respect to the budget objective component of the bonus. The other portion of each named Executive Officer's bonus depends on his achievement of MBOs and other strategic goals of the Company, which are determined and approved for each fiscal year by the Committee. The ability of the named Executive Officer to receive an award of the full amount for a particular year depends on whether or not the established objective. Awards under both the financial and MBO components are subject to adjustment for unusual circumstances at the discretion of the Committee.

         3. Stock option compensation and related bonus payments. The Committee believes that stock ownership is another way to align the interests of the executive officers with those of the Company's shareholders. The Committee generally awards stock options to an executive officer based on his position with the Company. The Committee believes that stock options give the executive officer a proprietary interest in the Company and allow executive officers to realize economic gain upon increases in shareholder value over time. To that end, the Committee may award executive officers with stock options under the Company's 1993 Long Term Performance Plan (the "1993 Plan"). During the fiscal year ended December 31, 1998, the Committee granted stock options to the Company's Executive Officers with respect to a total of 29,250 shares of Common Stock as follows:

         Ronald J. Harrison           7,500 shares
         Dixon R. Johnston 15,000 shares
         Warren R. Nesbit    6,750 shares


1998 Compensation for Mr. Mortenson

     The general policies described above for the compensation of executive officers also applied to Lee N. Mortenson. In determining Mr. Mortenson's base salary, the Committee took into account comparable salary and benefits at other publicly traded companies in the textile industry as well as the performance of the Company in 1997. Mr. Mortenson's 1998 annual salary was established to be $214,500.

         Mr. Mortenson's 1998 incentive compensation, however, was earned on the basis of a different formula from that of the other named Executive Officers. Mr. Mortenson was awarded 43.1% of his base salary in bonus based upon his achievement of MBOs. In addition, Mr. Mortenson's bonus was determined under a formula whereby he could be awarded a bonus equal to 12.5% of his base salary in the event the Company achieved 85% of the pre-established financial and budget objectives (0% below 85% performance). For every percentage point by which the Company exceeded 85% of the established financial and budget objectives, which could be subjectively adjusted by the Committee for unusual circumstances, the percentage of the applicable portion of his base salary subject to the bonus was increased by 2.23 percentage points. Mr. Mortenson's total incentive compensation in 1998 was $427,928, or 199.5% of his base salary.

         In December 1997, the Company provided Mr. Mortenson with a $90,000 loan to assist him in the acquisition of his new residence in North Carolina. The loan bears interest at prime plus 1% was originally due at the earlier of the date of sale of his Chicago residence or one year. The maximum term of the loan has now been extended through December 1999. The loan is secured by a second deed of trust on his North Carolina residence.

         The Stock Option and Executive Compensation Committee Report is presented by the members of the Committee:

                           Nathan H Dardick
                           Clyde Wm. Engle
                           C. Alan Forbes, Chairman
                           Joseph C. Minio

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock (AWS) against the cumulative total return of the S&P 500 Composite Index and the Russell 3000 Textile Apparel Index for the period covering the Company's five fiscal year periods ended December 31, 1998. In prior years, the Company had compared its performance against a Peer Group consisting of publicly held entities selected by the Company. In 1998 in order to standardize the performance comparisons, the Company decided to utilize a published industry index (the Russell 3000 Textile Apparel Index) in lieu of the Peer Group. The 1998 performance graph presents both the newly adopted industry index and the old Peer Group; which consisted of: Hartmarx Corp., Hampshire Group Ltd., Danskin Inc., Nantucket Industries, Inc., Warnaco Group Inc. Class A Common Stock, Fruit of the Loom Inc. Class A Common Stock, Sara Lee Corp. and Premiumwear Inc.


                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
     ALBA-WALDENSIAN, S&P 500, PEER GROUP, RUSSEL 3000 TEXTILE APPAREL INDEX
                     (Performance results through 12/31/98)


                                      1993       1994       1995       1996       1997       1998
Alba-Waldensian                     100.00     107.23      73.49      56.63      44.58     369.09
S&P 500                             100.00     101.33     139.33     171.72     229.03     294.89
Textile Apparel Index               100.00      94.93     108.97     135.87     148.23     123.09
Old Peer Group                      100.00     104.52     130.15     159.44     221.76     216.16

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in AWS common stock, S&P 500, Russell 3000 Textile Apparel Index and Old Peer Group.

                                            Source: Russell/Mellon Analytical Services
Factual  material is obtained  from  sources  believed to be  reliable,  but the publisher is not responsible for any errors or omissions contained herein.

* Cumulative total return assumes reinvestment of dividends.

                               EXECUTIVE OFFICERS

The following table sets forth certain information about the Company's executive officers:

Name                                              Age                  Position with the Company
----                                              ---                  -------------------------

Lee N. Mortenson                          63                  President and Chief Executive
                                                              Officer

Donald R. Denne, Sr.                      62                  Senior Vice President and
                                                              President of the Health Products
Division

Dixon R. Johnston                         57                  Senior Vice President and
                                                              President of the Consumer
                                                              Products Division

Glenn J. Kennedy                          47                  Vice President, Treasurer,
                                                              Secretary and Chief Financial
                                                              Officer

Ronald J. Harrison                        52                  Vice President - Operations

Warren R. Nesbit, II                      46                  Vice President - Human
                                                               Resources

James Douglas Dickson                     42                  Assistant Secretary



     The following paragraphs set forth information concerning each executive officer's business experience:

     Mr. Lee N. Mortenson - see information under "INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS".

     Mr. Donald R. Denne, Sr. joined the Company in 1987 and is Senior Corporate Vice President and President of the Health Products Division. Prior to joining the Company, Mr. Denne served as Vice President of Marketing for General Medical Corporation, Vice President of Health Products for Work Wear Corporation and Vice President for Business Planning for American Hospital Supply. Mr. Denne has a B.A. degree from Duke University.

     Mr. Dixon R. Johnston joined the Company on February 22, 1996 and is Senior Corporate Vice President and President of the Consumer Products Division. Prior to joining the Company, Mr. Johnston served as Executive Vice President of Gem-Dandy, Inc. from 1995 - 1996. Mr. Johnston served as Director of Motorsports & New Ventures for Sky Box International from 1993 to 1995. He served as Executive Vice President of Trone Advertising from 1989 - 1993. Mr. Johnston was president and part owner of Milpak Graphics from 1986 to 1989. From 1982 to 1986 he was President of No-nonsense Fashions, Inc., a division of Kayser-Roth Hosiery. Mr. Johnston has a degree in economics from Northwestern University and an MBA from the University of California, Berkeley.

     Mr. Glenn J. Kennedy - see information under "INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS".

         Mr. Ronald J. Harrison joined the Company in February 1997 as Vice President of Operations. Prior to joining the Company, Mr. Harrison had 29 years of experience in the apparel business holding various positions including industrial engineer, plant manager and vice president of manufacturing (Champion Inc.) and president of two smaller apparel companies (C & L Apparel Manufacturing and Hartin Industries). Prior to joining the Company, Mr. Harrison was chief operating officer for Jelyn Associates (d/b/a Old Glory), a Pennsylvania sweater company from 1995 to February 1997. Offshore experience includes Mexico, all of Central America and the Caribbean Basin. Mr. Harrison has a bachelor's degree from Louisiana Tech University and an MBA from Memphis State University.

     Mr. Warren Nesbit, II joined the Company in December 1985 as Director of Human Resources. He was named Vice President of Human Resources in 1990 and elected to serve as a Corporate Vice President in 1993. Mr. Nesbit served as Vice President of Industrial Relations with Marion Manufacturing, in Marion, North Carolina prior to joining the Company. He held various manufacturing and human resource responsibilities with Burlington Industries from 1978 to 1984. Mr. Nesbit is a graduate of the University of North Carolina.

     Mr. James Douglas Dickson joined the Company in 1994 as Corporate Controller. He was elected Assistant Secretary on December 15, 1994. Prior to joining the Company, Mr. Dickson served as Controller of Hickorycraft, Inc., a division of Masco Corporation, from 1987 to 1994 and as Division Controller of Sealed Air Corporation from 1982 to 1987. Mr. Dickson holds a B.A. from the University of Georgia and is a Certified Management Accountant.

     The Company's officers are elected for a one-year term our until successors are duly qualified at the annual meeting of the Board of Directors.


                         EXECUTIVE OFFICER COMPENSATION

         The table below shows the compensation paid or accrued by the Company for the three fiscal years ended December 31, 1998, 1997 and 1996, to or for the account of each of the Chief Executive Officers and the Company's four most highly compensated other executive officers whose total annual salary and bonus for 1998 exceeded $100,000 (collectively, the named Executive Officers).




                                                      Summary Compensation Table

                                    Long Term
                                   Annual Compensation             Compensation
                            ---------------------------------- ----------------------

                                                      Other     Stock
                                                     Annual     Option               All Other
Name and              Fiscal  Salary                Compen-satioAwards   LTIP        Compen-sation
Principal Position     Year     ($)      Bonus($)      ($)      (#Sh)    Payouts ($) (3)
--------------------- ----------------------------- ---------- --------- -----------------------

Lee N. Mortenson (1)   1998 225,000(9)   427,928    87,710(10)  750(8)        0        2,871
 President and Chief   1997 176,500(9)   125,813    47,541(10) 78,000(8)      0        2,684
 Executive Officer     1996      0          0           0         0           0          0

Donald R. Denne        1998   157,500     30,346       (2)        0           0        2,693
 Senior Vice           1997   150,000     10,800       (2)      7,500     5,100(4)     2,691
President              1996   143,004     18,218       (2)      3,750     4,200(4)     2,519
 of Company and
 President of Health
 Products Division

Ronald J. Harrison     1998   145,008   212,643(12)    (2)      7,500         0        2,730
(7)                    1997   112,500     37,676       (2)      18,750        0        1,080
 Vice President of
 Operations

Dixon R. Johnston      1998   157,500   233,278(12)    (2)      15,000        0        2,769
(5)                    1997   150,000     41,797    20,000(6)   9,375         0        2,800
 Senior Vice           1996   121,654     25,000    25,000(6)   9,375         0        1,136
President of
Company and
President of the
Consumer Products
Division

Glenn J. Kennedy       1998 146,500(13)   72,375       (2)      750(8)        0         540
(11)                   1997 69,244(13)    30,000       (2)     21,750(8)      0          0
 Vice President,       1996      0          0           0         0           0          0
Treasurer,
Secretary and Chief
Financial Officer


All share amounts in the above table have been restated to reflect the 3 for 2 stock split effected on November 16, 1998.

     (1) The Board of Directors elected Mr. Lee N. Mortenson, a Director of the Company, on February 20, 1997 as President and Chief Executive Officer of the Company.

     (2)  Less than 10% of annual salary and bonus.

     (3) Represents matching contributions by the Company under its Employee Savings and Profit Sharing Plan.

     (4) These payments were made pursuant to the Company's 1991 Management Bonus Plan in connection with the expiration of stock options.

     (5) Mr. Dixon R. Johnston joined the Company in February 1996 and is Senior Vice President of the Company and President of the Consumer Products Division.

     (6) Includes a $20,000 moving allowance ($15,000 in 1996) paid to or on behalf of Mr. Johnston and a $10,000 signing bonus paid in 1996.

     (7) Mr. Ronald J. Harrison joined the Company in February 1997 as Vice President of Operations.

     (8) Includes 750 and 3,000 options issued in 1998 and 1997, respectively, in connection with the Company's 1997 Nonqualified Stock Option Plan for Directors.

     (9) Includes $10,500 and $8,750 in 1998 and 1997, respectively, of fees for serving on the Board of Directors and various Board Committees.

     (10) Includes country club dues ($4,619 in 1998 and $3,249 in 1997), automobiles ($11,191 in 1998 and $5,292 in 1997), temporary living expenses ($56,201 in 1998 and $10,845 in 1997), travel for spouse ($6,124 in 1997) and reimbursements for payment of income taxes ($9,016 in 1997).

     (11) Mr. Glenn J. Kennedy, a Director of the Company, was elected in June 1997 as Vice President, Treasurer, Secretary and Chief Financial Officer.

     (12) Includes $150,000 compensation awarded on a discretionary basis for results achieved during the calendar year under a plan approved by the Board of Directors. The compensation is paid over the succeeding three years on a pro rata basis. Should the officer voluntarily leave the Company during that three-year period, he will forfeit all rights to any unpaid balance.

     (13) Includes $11,500 and $6,626 in 1998 and 1997, respectively, of fees for serving on the Board of Directors and various Board Committees.




          Termination of Employment and Change of Control Arrangements

         The Company has entered into termination of employment and change of control arrangements with respect to the Chief Executive Officer and the named Executive Officers of the Company, Messrs. Denne, Harrison, Johnston and Kennedy.

     Mr. Mortenson has been provided with a severance package requiring, that in the event of termination without cause, the payment of 100% of his base pay and benefits for a period equal to the lesser of twelve months or the number of months Mr. Mortenson remains unemployed.

     Mr. Denne's severance arrangement provides that in the event that he is terminated without cause he shall be entitled to receive a payment equal to 100% of his base pay and benefits for a period of six months. In addition, following the six-month period, Mr. Denne is entitled to receive a contingent payment equal to 100% of his base pay and benefits for the lesser of (a) six months or
(b) the number of months that he remains unemployed.

         Mr. Harrison's severance arrangement provides that in the event that he is terminated without cause he shall be entitled to receive a payment equal to 100% of his base pay and benefits for a period of six months. In addition, following the six-month period, Mr. Harrison is entitled to receive a contingent payment equal to 100% of his base pay and benefits for the lesser of (a) six months or (b) the number of months that he remains unemployed.

         Mr. Johnston's severance arrangement provides that in the event his employment with the Company is involuntarily terminated or he is asked to resign, in either case without cause, then he shall be entitled to receive a payment equal to 100% of his base pay and benefits for a period of nine months. In addition, following the nine-month period, Mr. Johnston is entitled to receive a contingent payment equal to 100% of his base pay and benefits for the lesser of (a) nine months or (b) the number of months that he remains unemployed.

         Mr. Kennedy's severance arrangement provides that in the event that he is terminated without cause he shall be entitled to receive a payment equal to 100% of his base pay and benefits for a period of six months. In addition, following the six-month period, Mr. Kennedy is entitled to receive a contingent payment equal to 100% of his base pay and benefits for the lesser of (a) six months or (b) the number of months that he remains unemployed.

         The table below shows the individual grants of stock options to the named Executive Officers during the fiscal year ended December 31, 1998. No stock appreciation rights (SARs) were granted during the year.


                        Option Grants in 1998 Fiscal Year

                                                                                  Potential
                                                                             Realizable Value at
                                                                              Assumed Rates of
                                                                                 Stock Price
                                                                              Appreciation for
                                       Individual Grants                        Option Term*
                                                                             --------------------
                    --------------------------------------------------------
                                % of Total Options
                     Options        Granted to      Exercise or
                    Granted         Employees       Base Price    Expiration
Name                  (Shs)       in Fiscal Year      ($/Sh)        Date        5%        10%
------------------  ----------- ------------------- ------------  ---------- --------- ----------
Lee N. Mortenson      750(2)           1.2%           $27.25       12/17/03    $5,646    $12,477
Donald R. Denne         --              --              --           --         --        --
Ronald J.            7,500(1)         11.9%           $27.25       12/17/03   $56,465   $124,773
Harrison
Dixon R. Johnston   15,000(1)         23.8%            $8.00        9/23/03   $33,154    $73,261
Glenn J. Kennedy      750(2)           1.2%           $27.25       12/17/03    $5,646    $12,477

All amounts in the above table have been restated to reflect the 3 for 2 stock split effected on November 16, 1998.

*        These amounts  represent  certain assumed rates of  appreciation  only.
         Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions.

(1) Qualified stock option granted by the Board of Directors under the 1993 Long Term Performance Plan. The option becomes exercisable as to one-fourth of the shares each year beginning one year after the date of grant. The option price equals the average of the high and low price of the Common Stock on the American Stock Exchange on the date of grant. Special provisions govern the exercise of the option in the event of termination of employment, retirement, disability or death.

(2) Options granted under the Company's 1997 Nonqualifed Stock Option Plan for Directors. The option becomes exercisable on the date of grant. The option price equals the average of the high and low price of the Common Stock on the American Stock Exchange on the date of grant. Special provisions govern the exercise of the option in the event of termination of directorship, retirement, disability or death.

         The table below shows, on an aggregated basis, each exercise of stock options during the fiscal year ended December 31, 1998 by each of the named Executive Officers and the 1998 fiscal year-end value of unexercised options. No SARs were granted or exercised during the year and no SARs are currently outstanding.


                  Aggregate Option Exercises in the 1998 Fiscal
                     Year and Fiscal Year-End Option Values

                                                        Number of              Value of
                                                       Unexercised           Unexercised
                                                        Options at           In-the-Money
                                                       FY-End (#Sh)       Options at FY-End
                                                                                 ($)
                        Shares
                     Acquired on        Value          Exercisable/          Exercisable/
Name                Exercise (#Sh)  Realized ($)      Unexerciseable        Unexerciseable
------------------- --------------- -------------- ---------------------  -------------------
Lee N. Mortenson        18,750        $252,813         3,750/56,250       $66,125/$1,244,531
Donald R. Denne         4,500          25,125          10,313/8,438       $226,836/$184,570
Ronald J. Harrison      4,687          $82,804           0/14,063            $0/$309,972
Dixon R. Johnston         0               0            7,031/26,719       $154,980/$518,926
Glenn J. Kennedy        4,687          $83,194         3,750/14,083        $66,125/$311,133

All amounts in the above table have been restated to reflect the 3 for 2 stock split effected on November 16, 1998.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors and executive officers and certain persons who own more than 10% of the Company's common stock to file with the Securities and Exchange Commission initial reports of ownership of their common stock and reports of changes of such ownership. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 1998 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 1998, and written representations from reporting persons that no other reports were required to be filed, to the best of the Company's knowledge, no reporting person failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.


INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         Currently, the Company's Certificate of Incorporation authorizes the Company to issued up to 3,000,000 shares of its $2.50 Par Value Common Stock. The current number of shares of Common Stock issued is 2,829,384. The Board of Directors has determined that to ensure that an adequate number of shares will be available for possible future corporate purposes, including but not limited to acquisitions, new capital, stock splits or dividends and issuance of stock under existing stock option plans, it may become necessary to amend the Company's Certificate of Incorporation to increase the number of shares the Company is authorized to issue.

         The Board of Directors recommends that the shareholders approve a resolution authorizing the Board to cause an amendment to the Company's Certificate of Incorporation to be filed subject to the following terms. In order to minimize Delaware Corporate Franchise Taxes, the resolution would grant the Board discretion as to the timing of the filing of the amendment (up to the earlier of thirteen months from the date of the 1999 Annual Meeting of Stockholders or the date of the 2000 Annual Meeting of Stockholders) and amount of increase of authorized shares (up to 10,000,000 shares) to be effected thereby. In addition, the resolution will provide that at any time prior to the effectiveness of the filing of the amendment and notwithstanding authorization of the proposed amendment by the stockholders, the Board may abandon such proposed amendment with further action by the stockholders.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Upon the recommendation of the Audit Committee, the Board of Directors selected BDO Seidman, LLP to serve as the Company's independent accountants for the fiscal year ended December 31, 1998. BDO Seidman, LLP served as the Company's independent accountants for the fiscal years ended December 31, 1994, 1995, 1996 and 1997.

         The Board of Directors customarily appoints auditors to serve for the current fiscal year in the third or fourth quarters of the year. Accordingly, the Board of Directors has not yet selected independent public accountants for 1999.

         Representatives of BDO Seidman are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.


                                  OTHER MATTERS

         The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment. The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, directors, officers and regular employees of the Company (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and the Company will reimburse them for their reasonable expenses in connection therewith.

     THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, A COPY OF ITS FORM 10-K INCLUDING THE FINANCIAL STATEMENTS, NOTES TO THE FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES CONTAINED THEREIN. Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Written requests for copies of any such materials should be directed to Douglas Dickson, Jr., Assistant Secretary, Alba-Waldensian Inc., Post Office Box 100, Valdese, North Carolina 28690.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to such meeting on or before December 12, 1999. The 2000 Annual Meeting of Stockholders is currently contemplated to be held on May 13, 2000. In addition, if the Company receives notice of a shareholder proposal after March 1, 2000, such proposal would be considered untimely and the persons named in the proxy statement and form of proxy for the 2000 Annual Meeting will have discretionary authority to vote on such proposal without discussion of the matter in the proxy statement and without such matter appearing as a separate item on the proxy card.

APPENDIX A

ALBA-WALDENSIAN, INC.

(logo)

PROXY

     PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD MAY 13, 1999

     The undersigned hereby appoints Paul H. Albritton, Jr. and William M. Cousins, Jr. and each or any of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $2.50 par value Common Stock of the undersigned in Alba-Waldensian, Inc. at the Annual Meeting of Stockholders to be held on May 13, 1999, and at any adjournment thereof. THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS. The Board of Directors recommends voting FOR on each item.

               1. ELECTION OF DIRECTORS: Nominees are C. Alan Forbes, Lee N. Mortenson and Michael R. Stroll

 [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

----------------------------------------------------------------------------

 [ ] WITHHOLD AUTHORITY to vote for the listed nominees.

2. APPROVAL OF A RESOLUTION AUTHORIZING THE BOARD OF DIRECTORS TO CAUSE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO BE FILED (FOR UP TO THE EARLIER OF THIRTEEN MONTHS FOLLOWING THE 1999ANNUAL MEETING OF STOCKHOLDERS OR THE DATE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS) INCREASING THE COMPANY'S AUTHORIZED SHARES UP TO 10,000,000 SHARES.

[ ] FOR APPROVAL              [ ] AGAINST               [ ] ABSTAIN

(Continued from other side)

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Dated:_________________________,   1999.  ______________________________________
______________________________________  (When  signing  as  attorney,  executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.)